UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 16, 2007
LINDSAY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2707 North 108th Street
Suite 102 Omaha, Nebraska		68164
(Address of principal executive offices)		(Zip Code)
(402) 428-2131
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On November 16, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of Lindsay Corporation (the “Company”) adopted the Management Incentive Plan for the Company’s fiscal year ending August 31, 2008 (“2008 MIP”) under which the Company’s senior officers can earn annual cash incentive awards. Each person who will be a named executive officer in the Company’s proxy statement for its 2008 annual meeting is a participant in the 2008 MIP.
     The 2008 MIP establishes target bonus amounts for each participating officer ranging from 35% to 60% of such officer’s base salary. Participants are eligible for awards of between 0% and 200% of their target bonus depending on the achievement of certain Company financial performance criteria and individual performance criteria. Depending on an officer’s role in the Company, the Company financial performance component ranged from 65% to 80% of the overall performance criteria for such officer. The Company financial performance component generally was based on achieving stated goals for fiscal 2008 operating income and average working capital to sales, with target bonuses for these subcomponents keyed to the Company’s fiscal 2008 operating budget. For certain officers, the Company financial performance component also includes additional subcomponents relating to a specific market segment or operational area over which those officers had direct responsibility or control. The amount of bonus awarded under the individual performance component is dependent upon an officer’s personal performance as evaluated using individual performance objectives established by the Committee for each participating officer.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2007	LINDSAY CORPORATION
	By:	/s/ David Downing
David Downing, Senior Vice President and
Chief Financial Officer